Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Strong First Quarter Results
Richmond, VA August 7, 2018/ PRNEWSWIRE
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George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income of $13.2 million, or $0.52 per diluted share, for the first quarter of fiscal year 2019, which ended on June 30, 2018. Those results were up $9.6 million compared with net income of $3.6 million, or $0.14 per diluted share, for the first quarter of fiscal year 2018. The first quarter of fiscal year 2019 included a non-recurring tax benefit from the reversal of a previously recorded foreign dividend withholding tax liability that reduced income taxes and increased net income by $6.9 million, or $0.27 per diluted share. Operating income of $8.4 million for the quarter ended June 30, 2018, improved $2.0 million, or 31%, compared to operating income of $6.4 million for the quarter ended June 30, 2017. Similarly, segment operating income was $8.9 million for the first quarter of fiscal year 2019, up $3.0 million compared to the same period last fiscal year, mainly as a result of earnings improvements in the North America and Other Tobacco Operations segments, partially offset by earnings declines in the Other Regions segment. Revenues of $379.7 million for the quarter ended June 30, 2018, increased by $95.1 million, or 33%, on higher total volumes and processing revenues and a more favorable product mix.

Mr. Freeman stated, “We are off to a strong start to what we believe will be a good year. Our first quarter results benefited from higher carryover crop sales in several origins, particularly in our North America segment where sales volumes in the fourth quarter of fiscal year 2018 were hampered by shipping delays from reduced transportation availability in the United States. We are also continuing to see robust demand for both wrapper style tobaccos and related value-added processing services. We have increased our offerings to meet demand for natural wrappers in both the United States and Europe and continue to be a leading wrapper tobacco supplier.

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Universal Corporation

“Crop purchases are progressing as anticipated with purchasing effectively complete in Brazil and well underway in Africa. We are not seeing any significant supply disruptions thus far this year. Burley production volumes have recovered in Africa, and crop sizes there for both flue-cured and burley tobaccos are coming in somewhat higher than previous estimates.

“Although it is still early in our fiscal year, we are pleased with our results to date and continue to expect that our volumes will be above those achieved last fiscal year. We are also focused on our enhanced capital allocation strategy that reflects the strength of our balance sheet and demonstrates our commitment to sustainable shareholder value creation. As announced in conjunction with our 36% dividend increase in May 2018, our strategy has four key priorities: strengthening and investing for growth in our core tobacco business; increasing our strong dividend; exploring growth opportunities in adjacent industries that would utilize our assets and capabilities; and returning excess capital to our shareholders. In line with this strategy, we are positioning our Company for ongoing success as we continue to identify areas where we can provide additional value and expand the services we provide customers in our core tobacco business.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

The Other Regions segment operating loss of $2.0 million for the quarter ended June 30, 2018, was down $5.9 million compared with the prior year’s first fiscal quarter operating income of $3.9 million. In the first quarter of fiscal year 2019, the segment benefited from higher carryover crop sales, mainly in Africa, and higher processing volumes in both Europe and South America. Despite these volume improvements and higher gross margins, results for the segment were down on higher selling, general and administrative costs, largely from lower currency remeasurement gains and higher currency exchange losses and higher customer claim costs, compared to the same period in the prior fiscal year. In South America, volumes were flat, but the product mix was more favorable for the first fiscal quarter of 2019 compared to the prior year, as higher carryover crop sales offset lower current crop shipments. Results for Asia were negatively impacted by lower sales volumes and higher currency remeasurement losses. Revenues for the Other Regions segment of $207.9 million for the quarter ended June 30, 2018, were up about 13% compared to the same period last year, on higher volumes largely from carryover sales, processing revenues, and a better product mix.

NORTH AMERICA:
Operating income for the North America segment for the quarter ended June 30, 2018, was $9.0 million, up $6.6 million from the comparable prior year period, mainly on higher carryover crop sales volumes. The increased volumes included some shipments delayed from earlier in the calendar year due to reduced transportation availability. In addition, current crop tobaccos in Mexico shipped earlier this fiscal year compared to the prior fiscal year. Selling, general, and administrative costs for the North America segment were relatively flat, compared to the prior year’s first fiscal quarter. Revenues for this segment increased by $62.2 million to $115.6 million for the quarter ended June 30, 2018, compared to the same period in the prior fiscal year, on the higher sales volumes and a more favorable product mix.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $2.0 million for the first quarter of fiscal year 2019 reflected an increase of about $2.3 million, compared with an operating loss of $0.3 million for this segment in the same period last year. Results for the dark tobacco operations were up for the quarter ended June 30, 2018, bouyed by higher sales from strong wrapper tobacco demand. Despite slightly lower sales volumes, results for the oriental joint venture were up for its seasonally weak first fiscal quarter ended June 30, 2018, compared to the prior fiscal year. The increase was due to a favorable currency remeasurement

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Universal Corporation

variance caused by the devaluation of the Turkish Lira during the first fiscal quarter. Revenues for this segment in the quarter ended June 30, 2018, increased by $9.3 million to $56.2 million on the higher wrapper tobacco sales. Selling, general, and administrative costs for the segment were flat compared with the prior year's first fiscal quarter.

OTHER ITEMS:
Cost of goods sold in the quarter ended June 30, 2018, of $307.5 million was up by about 33% compared with the same period last year, consistent with the similar percentage increase in revenues for the current period. Selling, general, and administrative costs for the first quarter of fiscal year 2019 increased by $16.4 million to $63.9 million, mainly driven by negative foreign currency remeasurement and exchange variances of about $10 million, primarily in Mozambique and Brazil, higher customer claim costs, and higher compensation and incentive benefit accruals in the quarter ended June 30, 2018, compared with the same period in the prior year.

For the three months ended June 30, 2018, the Company reported a net tax benefit on pretax earnings due to a $6.9 million benefit from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary.  The reversal followed the resolution of uncertainties with local taxing authorities with respect to the inclusion of the tax under a tax holiday applicable to a subsidiary and was attributable to the portion of cumulative retained earnings that the Company expects to distribute prior to the expiration of the holiday.  Without the dividend withholding tax reversal, income taxes for the quarter would have been expense of approximately $1.5 million, or a consolidated effective tax rate of approximately 27%.

Income taxes for the quarter ended June 30, 2017, were favorably impacted by a lower effective tax rate on dividend income from unconsolidated operations and by excess tax deductions related to stock-based compensation awards that vested during the quarter. Under the tax law in effect at that time, both of these items were accounted for as discrete tax benefits during the quarter, resulting in a net tax benefit on pretax earnings for the period. Without the benefit from the discrete items, income taxes for the quarter would have been expense of approximately $1 million, or a consolidated effective tax rate of about 34%.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; changes in the U.S. federal income tax rates and legislation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

At 5:00 p.m. (Eastern Time) on August 7, 2018, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through November 7, 2018. A taped replay of the call will be available through August 21, 2018, by dialing (855) 859-2056. The confirmation number to access the replay is 1249369.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2018, were $2.0 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended June 30,
	2018	2017
	(Unaudited)
Sales and other operating revenues	$379,719	$284,622
Costs and expenses
Cost of goods sold	307,498	230,765
Selling, general and administrative expenses	63,852	47,480
Operating income	8,369	6,377
Equity in pretax earnings (loss) of unconsolidated affiliates	539	(435)
Other non-operating income (expense)	190	178
Interest income	512	670
Interest expense	3,949	3,932
Income before income taxes and other items	5,661	2,858
Income taxes	(5,399)	(463)
Net income	11,060	3,321
Less: net loss attributable to noncontrolling interests in subsidiaries	2,119	256
Net income attributable to Universal Corporation	13,179	3,577

Earnings per share:
Basic	$0.53	$0.14
Diluted	$0.52	$0.14

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2018	2017	2018
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$66,008	$128,605	$234,128
Accounts receivable, net	247,812	209,321	377,119
Advances to suppliers, net	70,731	58,218	122,786
Accounts receivable—unconsolidated affiliates	101,483	62,239	2,040
Inventories—at lower of cost or net realizable value:
Tobacco	947,520	917,945	679,428
Other	73,358	74,628	69,301
Prepaid income taxes	20,242	16,523	16,032
Other current assets	71,511	71,823	88,209
Total current assets	1,598,665	1,539,302	1,589,043

Property, plant and equipment
Land	23,041	22,787	23,180
Buildings	268,789	267,740	271,757
Machinery and equipment	636,425	606,473	634,660
	928,255	897,000	929,597
Less accumulated depreciation	(604,765)	(580,927)	(605,803)
	323,490	316,073	323,794
Other assets
Goodwill and other intangibles	98,892	99,023	98,927
Investments in unconsolidated affiliates	83,327	82,645	89,302
Deferred income taxes	19,162	25,451	17,118
Other noncurrent assets	45,632	42,494	50,448
	247,013	249,613	255,795

Total assets	$2,169,168	$2,104,988	$2,168,632

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	June 30,	June 30,	March 31,
	2018	2017	2018
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$73,291	$45,064	$45,421
Accounts payable and accrued expenses	199,214	189,676	163,763
Accounts payable—unconsolidated affiliates	—	869	16,072
Customer advances and deposits	3,414	1,841	7,021
Accrued compensation	20,969	19,404	27,886
Income taxes payable	6,813	2,132	7,557
Current portion of long-term debt	—	—	—
Total current liabilities	303,701	258,986	267,720

Long-term debt	369,174	368,821	369,086
Pensions and other postretirement benefits	60,360	77,312	64,843
Other long-term liabilities	45,628	31,189	45,955
Deferred income taxes	28,033	46,836	35,726
Total liabilities	806,896	783,144	783,330

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,957,418 shares issued and outstanding (25,325,595 at June 30, 2017, and 24,930,725 at March 31, 2018)	322,889	321,215	321,559
Retained earnings	1,072,230	1,024,567	1,080,934
Accumulated other comprehensive loss	(73,442)	(63,723)	(60,064)
Total Universal Corporation shareholders' equity	1,321,677	1,282,059	1,342,429
Noncontrolling interests in subsidiaries	40,595	39,785	42,873
Total shareholders' equity	1,362,272	1,321,844	1,385,302

Total liabilities and shareholders' equity	$2,169,168	$2,104,988	$2,168,632

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Three Months Ended June 30,
	2018	2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,060	$3,321
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	8,645	8,818
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(797)	1,290
Foreign currency remeasurement (gain) loss, net	(943)	(5,917)
Other, net	(6,928)	(1,944)
Changes in operating assets and liabilities, net	(179,366)	(122,647)
Net cash used by operating activities	(168,329)	(117,079)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(11,018)	(6,356)
Proceeds from sale of property, plant and equipment	589	206
Net cash used by investing activities	(10,429)	(6,150)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	28,978	(16,058)
Repurchase of common stock	(1,443)	—
Dividends paid on common stock	(13,712)	(13,649)
Other	(2,656)	(2,827)
Net cash provided (used) by financing activities	11,167	(32,534)

Effect of exchange rate changes on cash	(529)	375
Net decrease in cash and cash equivalents	(168,120)	(155,388)
Cash and cash equivalents at beginning of year	234,128	283,993

Cash and cash equivalents at end of period	$66,008	$128,605
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended June 30,
(in thousands, except share and per share data)	2018	2017

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$13,179	$3,577

Denominator for basic earnings per share
Weighted average shares outstanding	25,064,420	25,407,293

Basic earnings per share	$0.53	$0.14

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	13,179	3,577

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,064,420	25,407,293
Effect of dilutive securities
Employee share-based awards	220,280	224,864
Denominator for diluted earnings per share	25,284,700	25,632,157

Diluted earnings per share	$0.52	$0.14

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended June 30,
(in thousands of dollars)	2018	2017

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$115,556	$53,324
Other Regions (1)	207,932	184,412
Subtotal	323,488	237,736
Other Tobacco Operations (2)	56,231	46,886
Consolidated sales and other operating revenue	$379,719	$284,622

OPERATING INCOME (LOSS)
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$8,952	$2,330
Other Regions (1)	(2,017)	3,944
Subtotal	6,935	6,274
Other Tobacco Operations (2)	1,973	(332)
Segment operating income	8,908	5,942
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(539)	435
Consolidated operating income	$8,369	$6,377

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliate.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

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